NEWS RELEASE
Florida Progress Corporation
One Progress Plaza
St. Petersburg, Florida 33701
Contact: Karen Raihill - (813) 866-5023





Florida Progress Corporation reports higher earnings in 1994


ST. PETERSBURG, Fla. (January 23, 1995) -- Florida Progress Corporation, parent of St. Petersburg-based Florida Power Corporation, today reported 1994 consolidated earnings of $212 million, or $2.28 per share, compared with $196.6 million, or $2.23 a share, earned a year ago. Revenues for the year totaled $2.8 billion, compared with $2.4 billion for 1993.

Earnings per share increased in 1994 because of improved operating results from Florida Progress' diversified operations. Significantly higher revenues and earnings from the company's energy and transportation unit were the primary reasons for the favorable diversified results in 1994.

The unit posted higher earnings in 1994 due to improved results from marine and rail operations, including recent acquisitions. Diversified earnings were $21.3 million, or 23 cents per share, compared with $14.3 million, or 16 cents per share, in 1993.

In 1994, Florida Power earned $190.7 million, or $2.05 per share, on revenues of $2.1 billion, compared with 1993 earnings of $181.5 million, or $2.06 a share, on revenues of $2 billion. Although utility earnings increased in 1994, earnings per share were lower due to the issuance of additional shares of common stock.

Retail kilowatt-hour sales at Florida Power increased by 3.1 percent over 1993. Customer growth of 2.4 percent and a stronger economy contributed to the higher energy sales.

Partly offsetting the higher sales was the need to recognize expenses in 1994 associated with a voluntary early retirement program and work-force reductions. These expenses reduced Florida Power's earnings during the year by $11.5 million, or 12 cents a share.

Also during 1994, subsidiaries of Florida Power decided to withdraw from a proposed natural gas pipeline project. The write-off of the investments reduced 1994 earnings by $3.9 million, or 4 cents per share.

Florida Progress (NYSE: FPC) is a diversified utility holding company with assets of more than $5.7 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with more than 1.2 million customers. Diversified operations include coal mining and transportation, life insurance, real estate and lending and leasing.



                    Three Months Ended            Twelve Months Ended
                       December 31                     December 31

                     1994          1993            1994          1993
                    ------        ------          ------        ------
Revenues       $682,900,000   $633,500,000   $2,771,500,000 $2,449,000,000

Income Before
 Change in
  Accounting   $ 46,000,000   $ 37,200,000   $  212,000,000 $  195,800,000
Change in
 Accounting for
  Deferred Taxes         -              -                -         800,000
                -----------     ----------      -----------    -----------
Consolidated   $ 46,000,000   $ 37,200,000   $  212,000,000 $  196,600,000
                ===========     ==========      ===========    ===========
Earnings Per
 Share (EPS):
Florida Power
 Corporation        $  .44         $  .33         $ 2.05           $ 2.06
Diversified
 Operations            .05            .09            .23              .16
                     -----           ----          -----            -----
Income Before
 Change in
  Accounting           .49            .42           2.28             2.22
Change in
 Accounting for
  Deferred Taxes         -             -              -               .01
                     -----           ----          -----            -----
Consolidated        $  .49         $  .42         $ 2.28           $ 2.23
                     =====          =====          =====            =====

Average Common
 Shares
  Outstanding   94,930,947     88,969,140     92,976,292       88,334,418